FOR IMMEDIATE RELEASE

Spartan Motors Raises Regular Cash Dividend, Announces Special Dividend

CHARLOTTE, Michigan, October 28, 2004 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced its board of directors raised its regular cash dividends to $0.11 per share and declared a special dividend of $0.03 per share, for total dividend payments of $0.22 for 2004.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said the regular cash dividend and special cash dividend are both payable on December 15, 2004 to shareholders of record at the close of business on November 15, 2004.

Earlier in the year, Spartan raised its regular cash dividend to bi-annual payments of $0.08, or $0.16 per year. After further review at its October meeting, Spartan's board increased the bi-annual payments to $0.11 per share, or $0.22 per share annually.

For 2004, a $0.03 per share special dividend was declared to increase Spartan's total divided payout to the same amount as the new bi-annual regular payment. Spartan has been paying bi-annual regular cash dividends since 2003 and special dividends for 16 years. Spartan dividends have tripled over the last four years, growing from $0.07 per share in 2001 to the current $0.22 per share annually.

"We have again increased our cash dividends to continuously improve our shareholders' return on investment," said John Sztykiel, chief executive officer of Spartan Motors. "This dividend increase reflects our optimism in the future of Spartan Motors, our strong balance sheet and our desire to share profits with our shareholders."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Tim Hanson Lambert, Edwards & Associates, Inc. (616) 233-0500 thanson@lambert-edwards.com